Mg SMALLCap Fund  - 10-f3
Transactions - Q4 1999
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					Security Purchased		Comparison Security		Comparison Security
Issuer				Tritel, Inc.			Telecorp PCS			Triton PCS Holdings

Underwriters			Goldman Sachs, Merrill 		Salomon Smith Barney, 		Morgan Stanley, Lehman
					Lynch, Bear Stearns & Co.,  	Lehman Bros., DBAB, 		Bros, Salomon Smith Barney,
					DLJ, Banc of America 		Merrill Lynch and others.	First Union Securities,
					Securities, JC Bradford, 						JP Morgan and others.
					DBSI, AG Edwards, First
					Union, Guzman & Co., JJB
					Hilliard  WL Lyons, Edward
					D Jones & Co., JP Morgan
					Securities, Morgan Keagan
					& Co., Raymond James,
					Robinson-Humphrey, Stifel
					Nicolaus & Co, Sun Trust
					Equitable, Wit Capital

Years of continuous
operation, including
predecessors			>3					>3					>2

Security 				TTEL					TLCP					TPCS

Is the affiliate a
manager or co-manager
of offering?			Yes					yes					no

Name of underwriter or
dealer from which
purchased				Goldman Sachs 			n/a					n/a

Firm commitment
underwriting?			Yes					yes					yes

Trade date/Date of
Offering				12/13/1999				11/23/1999				10/27/1999

Total dollar amount
of offering sold to QIBs	$-   					$-   					$-

Total dollar amount of
any concurrent public
offering				$168,750,000.00 			$184,000,000 			$180,000,000

Total					$168,750,000.00 			$184,000,000 			$180,000,000

Public offering price		18.00 				20.00					18.00

Price paid if other
than public offering
price					same 					n/a					n/a

Underwriting spread or
commission				$1.26 (7%)				$1.35 (6.75%)			$1.26 (7%)

Shares purchased			9,600 				n/a					n/a

$ amount of purchase		$172,800.00 			n/a					n/a

% of offering purchased
by fund				0.102%				n/a					n/a

% of offering purchased
by associated funds*		0.252%				n/a					n/a

Total					0.354%				n/a					n/a
* Small Cap Active Equity
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